Exhibit 99.1

Contact:	Neenah Paper, Inc.
Bill McCarthy
Vice President – Financial Analysis and Investor Relations
678-518-3278

Neenah Paper Reports Third Quarter Results

ALPHARETTA, GEORGIA – November 8, 2006 (NYSE:NP) – Neenah Paper, Inc. today reported income from continuing operations for the third quarter 2006 of $4.6 million, or $0.31 per diluted common share, compared with income from continuing operations of $7.0 million, or $0.47 per diluted common share, for the third quarter of 2005. While profits increased in each of the company’s paper segments, hedging and currency effects related to pulp operations resulted in lower total income. Net sales for the third quarter 2006 increased 11 percent versus the prior year to $141.4 million, with increases occurring in all business segments.

Commenting on results, Sean Erwin, Chairman and Chief Executive Officer said, “We are pleased that during a quarter in which we had a significant amount of strategic activity, each of our paper segments and our Pictou pulp mill delivered year-on-year growth in volume, net sales and profits versus the prior year. Our operational cash flows in the quarter allowed us to fund the Terrace Bay transaction and minimize external financing needs for the FiberMark Germany acquisition. With these strategic actions now complete, we are focused on delivering value through growth in our paper businesses, integration of the German operations and continued improvements in Pictou’s cost position.”

Fine Paper third quarter 2006 net sales increased three percent compared with the third quarter 2005, to $53.8 million. The increase was due to three percent higher volumes and improved selling prices. Operating income for the current quarter increased four percent, to $12.8 million, compared to the third quarter 2005. The higher operating income resulted from increased volumes, higher selling prices and lower selling and administrative expenses, all of which offset increased pulp costs. As in 2005, third quarter results reflected seasonally lower volumes and scheduled mill downtime.

Technical Products net sales of $33.5 million in the third quarter of 2006 increased 17 percent compared with the same period of 2005. The higher sales resulted from a 12 percent increase in volumes, including growth in higher value products, and improved selling prices. Operating income for the quarter of $0.9 million compared with $0.2 million in the third quarter of 2005. The improved operating income resulted from increased volumes and selling prices, which offset higher pulp and other raw material costs. Results for Technical Products reflected costs for annual mill maintenance downtime in the third quarters of both 2006 and 2005.

Net sales for Pulp continuing operations in the third quarter 2006 were $54.2 million, a 14 percent increase compared with the same period of 2005.  The improved sales primarily resulted from higher selling prices and an 11 percent increase in volumes, the latter partly due to timing of customer deliveries and shipments from inventory. Sales were reduced by $4.4 million in the quarter as a result of losses on pulp price hedges. Operating losses of $0.3 million in the third quarter 2006 compared to operating income of $4.6 million in the same quarter of 2005. The decline was principally due to the combined impacts of hedging and currency-related effects. Pictou mill operating income remained positive as higher selling prices and volumes offset the impact of a stronger Canadian dollar and increased raw material and energy costs. Segment results increased $1.5 million as a result of amortization of the deferred gain on the previously disclosed sale of Nova Scotia timberlands. At the time of sale in June 2006, $9.0 million related to the gain on the sale was deferred and is being subsequently amortized through December 2007.

Year-To-Date

For the nine months ending September 2006, net sales of $417.1 million increased five percent compared to the same period in 2005, reflecting increases in all three segments. Year to date income from continuing operations was $92.2 million, or $6.22 per diluted common share, compared with $25.0 million, or $1.69 per diluted share, in 2005. Net income in 2006 included gains of $5.17 per diluted common share related to the sale of timberlands. Excluding gains on the timberlands sale, earnings per share from continuing operations for the first nine months were $1.05 in 2006 and compared to $1.69 in 2005.  Lower results in 2006 were caused by a stronger Canadian dollar, increased raw material and energy costs, losses on pulp hedging, and higher corporate expenses from the adoption in January 2006 of SFAS 123R to expense stock-based compensation and from amortization of costs associated with installing a new ERP system. These costs were partly offset by increased selling prices and cost savings programs across all segments.

Discontinued Operations

The transfer of the company’s Terrace Bay pulp operations, excluding related pension plan and certain post-retirement obligations, was completed on August 29, 2006. Results from Terrace Bay have been classified as discontinued operations for all periods presented.

Pre-tax losses for discontinued operations in the third quarter of 2006 were $30.8 million and compared to pre-tax operating losses of $13.9 million in the third quarter of 2005. Results in 2006 included a charge of approximately $26 million related to curtailment and partial settlement losses for the pension plan.  An additional charge of approximately $40 million is expected at the time of final plan settlement. However, the final accounting charge will depend in part on interest rates and returns for plan assets as of the date of settlement.

Cash payments totaling $10.8 million, associated with the curtailment and partial settlement of the pension plan, were made in the third quarter to the pension trust for the purchase of annuity contracts to settle pension liabilities for current retirees. Additional cash funding of approximately $6 million may be required at the time of final plan settlement.

Year to date, pre-tax losses from discontinued operations were $52.5 million in 2006 and $27.6 million for the same period in 2005. The higher losses in 2006 reflect charges incurred in connection with the transfer of the Terrace Bay operations and related settlement losses for the pension plan.

Outlook

As a result of the scheduled annual maintenance down at the Pictou mill, fourth quarter costs for pulp will be higher compared to the third quarter. Losses from pulp hedging contracts will continue. However, all pulp hedge contracts will be settled by December 2006.  Fourth quarter results will include Neenah Germany, which was acquired from FiberMark on October 11, 2006.

CONFERENCE CALL

Neenah Paper’s conference call to discuss third quarter earnings and other matters of interest will be held at 11 a.m. (Eastern) on Thursday, November 9.  The call will be simultaneously broadcast over the World Wide Web, and stockholders and other interested parties are invited to listen to the live broadcast by following the instructions set out in the Investor Relations section of the company’s Web site (www.neenah.com). A copy of the press release and related financial information is also posted on the site, and a replay of the call will be available at the site through November 30.

About Neenah Paper, Inc.

Neenah Paper manufactures and distributes a wide range of premium and specialty paper grades, with well-known brands such as CLASSIC®, ENVIRONMENT®, KIMDURA® and MUNISING LP®, Gessner® and varitess®. The company also produces and sells bleached pulp, primarily for use in the manufacture of tissue and writing papers. Neenah Paper is based in Alpharetta, Georgia, and has manufacturing operations in Wisconsin, Michigan, Nova Scotia, Canada, and Bruckmühl, Feldkirchen-Westerham and Lahnstein, Germany. Additional information about Neenah Paper can be found at the company’s web site at www.neenah.com.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking” statements as defined in Section 27A of the Securities Act of 1933 (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), the Private Securities Litigation Reform Act of 1995 (the “PSLRA”), or in releases made by the Securities and Exchange Commission, all as may be amended from time to time. Statements contained in this press release that are not historical facts may be forward-looking statements within the meaning of the PSLRA. Any such forward-looking statements reflect our beliefs and assumptions and are based on information currently available to us and are subject to risks and uncertainties that could cause actual results to differ materially including, but not limited to, changes in U.S./Canadian dollar, U.S./Euro and other currency exchange rates, changes in pulp prices, the cost or availability of raw materials, unanticipated expenditures related to the cost of compliance with environmental and other governmental regulations, the ability of the company to realize anticipated cost savings and the successful integration of the Neenah Germany operations. Forward-looking statements are only predictions and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.  These cautionary statements are being made pursuant to the Securities Act, the Exchange Act and the PSLRA with the intention of obtaining the benefits of the “safe harbor” provisions of such laws. Neenah Paper, Inc. cautions investors that any forward-looking statements we make are not guarantees or indicative of future performance.